UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 8, 2004
Date of Report (Date of earliest event reported)

COOL CAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

MINNESOTA	000-27147	95-4705831
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

698 Seymour Street, Suite 311
Vancouver, British Columbia	V6B 3K6
(Address of principal executive offices)	(Zip Code)

(604) 688- 8619
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS AND REGULATION FD DISCLOSURE.

Cool Can Technologies, Inc., ("Cool Can") has entered into an exclusive licensing agreement (the "Agreement") with Balsam Ventures, Inc. ("Balsam"), dated for reference November 30, 2003, granting Balsam the exclusive right and license (the “License”), for a period of 40 years, to use, commercialize and exploit Cool Can's proprietary trademarks, patents, process information, technical information, designs and drawings associated with Cool Can’s self-chilling beverage container technology (the "Technology") including the right to manufacture, use and sell apparatus and products embodying the Technology within the countries comprising the European Union and the Republic of China. Balsam also has the right to sub-license the right to manufacture, use and sell products embodying the Technology.

The consideration for the Agreement is as follows:

1.	Balsam must issue to Cool Can 5,000,000 restricted shares of its common stock; and

2.
Balsam must pay Cool Can the following royalties: (a) a sales royalty equal to 2% of gross profits from sales of all apparatus incorporating the Technology and/or commercial goods or products incorporating the Technology, (b) a license royalty equal to 5% of revenues received by Balsam from sub-licensing the Technology, and (c) a minimum royalty payment of $5,000 per month commencing on January 15, 2006, which is to be credited towards all royalty payments under the Agreement that have been paid by Balsam or become payable by Balsam during the course of the Agreement.

The Technology and the Cool Can patents and trademarks included in the Technology remain the property of Cool Can subject to the terms of the License granted under the Agreement. However, Balsam has a right of first refusal to acquire the intellectual property subject to the Agreement should Cool Can seek to dispose of the Technology during the currency of the Agreement. The Agreement supercedes all prior arrangements and agreements between Cool Can and Balsam in respect of the Technology.

The foregoing summary is qualified in its entirety by reference to the Agreement which is attached hereto as an exhibit.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits.

Exhibit	Description

10.1	Exclusive License Agreement dated for reference November 30, 2003 between Balsam Ventures, Inc., and Cool Can Technologies, Inc.

99.1	Press release issued January 8, 2004 reporting the entry into the Exclusive License Agreement between Balsam Ventures, Inc., and Cool Can Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOL CAN TECHNOLOGIES, INC.

Date: January 8, 2004
	By:	/s/ Bruce Leitch

BRUCE LEITCH
President